Exhibit 10.19

PERFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into and effective as of ___________ (the “Date of Grant”), by and between Marten Transport, Ltd. (the “Company”) and _______________ (the “Grantee”).

A.           The Company has adopted the Marten Transport, Ltd. 2005 Stock Incentive Plan (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant Performance Unit Awards to employees, consultants, advisors and independent contractors of the Company and its Subsidiaries.

B.           The Company desires to give the Grantee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee a Performance Unit Award of the Company pursuant to the Plan.

C.           The goal of this Performance Unit Award is to incentivize the Grantee to increase diluted net income per share an average of fifteen percent per year over five years, which in conjunction with the five percent per year service-based component of this Performance Unit Award would result in full vesting over five years.

Accordingly, the parties agree as follows:

ARTICLE 1.      GRANT OF AWARD.

The Company hereby grants to the Grantee a Performance Unit Award (the “Award”) consisting of ______________ units (the “Award Units”), each of which is a bookkeeping entry representing the equivalent in value of one share of the Company’s common stock, $0.01 par value (the “Common Stock”), according to the terms and subject to the restrictions and conditions set forth herein and as set forth in the Plan.

ARTICLE 2.      VESTING OF AWARD UNITS.

2.1           Vesting.  As of December 31, 2010, 2011, 2012, 2013 and 2014 (each, a “Measurement Date”), this Award will vest and become the right to receive a number of shares of Common Stock equal to the Total Vesting Percentage (as defined below) multiplied by the number of Award Units subject to this Award; provided that the Grantee remains in the continuous employ or service with the Company or any subsidiary from the date hereof through each such Measurement Date.  The “Total Vesting Percentage” is equal to the sum of (a) the percentage increase, if any, in Company’s diluted net income per share for the year being measured over the prior year, as reflected on Company’s audited financial statements for each such year, rounded down to the nearest whole percentage (the “Performance Vesting Percentage”), plus (b) five percentage points (the “Service Vesting Percentage”).  The Award Units may vest until 5:00 p.m. (Mondovi, Wisconsin time) on December 31, 2014 (the “Final Measurement Date”). To the extent not vested as of the Final Measurement Date, the Grantee shall forfeit any non-vested Award Units.  The Performance Vesting Percentage shall not exceed a cumulative total of 75%, and the Service Vesting Percentage shall not exceed a cumulative total of 25%.  An example calculation has been provided as Exhibit A for illustrative purposes only.

2.2           Committee Adjustments to Vesting.  The Committee may adjust the calculation of the Performance Vesting Percentage applicable to the Award Units to reflect any unusual or non-recurring events and other extraordinary items, the impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles and as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the Securities and Exchange Commission by the Company.

2.3           Termination of Employment or Other Service.  In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated for any reason, the Award Units that have not vested on or by such date will be terminated and forfeited.

2.4           Change in Control.

(a)           Impact of Change in Control.  If any events constituting a Change in Control (as defined in the Plan) of the Company occur, and (i) the Company terminates the Grantee’s employment for any reason other than the Grantee’s death or Cause, or the Grantee terminates his or her employment with the Company for Good Reason, and (ii) such termination occurs either within the period beginning on the date of a Change in Control and ending on the last day of the 24th month that begins after the month during which the Change in Control occurs or prior to a Change in Control if the Grantee’s termination was either a condition of the Change in Control or was at the request or insistence of a person related to the Change in Control, then this Award will become immediately vested in full and the Grantee will automatically receive settlement or credit under Article 3 in cash for each Award Unit in an amount equal to the Fair Market Value (as defined in the Plan) of the Company’s Common Shares immediately prior to the effective date of such Change in Control of the Company.

(b)           Definition of Cause.  If the Grantee is party to a Change in Control Severance Agreement with the Company, the term “Cause” shall be as defined in such Change in Control Severance Agreement.  If the Grantee is not a party to a Change in Control Severance Agreement with the Company, the term “Cause” shall be as defined in the Plan.

(c)           Definition of Good Reason.  If the Grantee is party to a Change in Control Severance Agreement with the Company, the term “Good Reason” shall be as defined in such Change in Control Severance Agreement.  If the Grantee is not a party to a Change in Control Severance Agreement with the Company, the term “Reason” shall mean:

(i)           a material diminution in the Grantee’s authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned);

(ii)           a material diminution in the Grantee’s base compensation;

(iii)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Grantee reports as in effect immediately prior to the Change in Control, including any requirement that the Grantee report to a corporate officer or employee instead of  reporting directly to the Board if the Grantee reported directly to the Board immediately prior to the Change in Control;

(iv)           a material diminution in the budget over which the Grantee retains authority;

(v)           a material change in the geographic location at which the Company requires the Grantee to be based as compared to the location where the Grantee was based immediately prior to the Change in Control; or

(vi)           any other action or inaction by the Company that constitutes a material breach of any employment agreement between the Company and the Grantee.

(vii)           An act or omission will not constitute a “good reason” unless the Grantee gives written notice to the Company of the existence of such act or omission within 90 days of its initial existence and the Company fails to cure the act or omission within 30 days after the notification.

2.5           Effects of Actions Constituting Cause.  Notwithstanding anything in this Agreement to the contrary, in the event that the Grantee is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause, irrespective of whether such action or the Committee’s determination occurs before or after termination of the Grantee’s employment with the Company or any Subsidiary, all rights of the Grantee under the Plan and this Agreement shall terminate and be forfeited without notice of any kind, including rights to vested Award Units.

ARTICLE 3.      SETTLEMENT OF VESTED AWARD UNITS; ISSUANCE OF SHARES OF COMMON STOCK.

3.1           Settlement.  Except as may otherwise be provided in this Agreement, half of the vested Award Units will be paid to the Grantee by the March 15 immediately following a Measurement Date and half of the vested Award Units will be credited to the Grantee’s Discretionary Account under the Marten Transport, Ltd. Deferred Compensation Plan, as such plan may be amended from time to time, or any similar successor plan.  Such Award Units will be paid to the Grantee in shares of Common Stock (such that one Award Unit equals one share of Common Stock), provided that any applicable tax obligation pursuant to Article 7 below and such issuance otherwise complies with all applicable law.  Prior to the time the vested Award Units are settled, the Grantee will have no rights other than those of a general creditor of the Company.  The Award Units represent an unfunded and unsecured obligation of the Company.

3.2           Deferral.  Notwithstanding any of the foregoing or any other provision of this Agreement, in the event Grantee has properly elected to defer receipt of any shares of Common Stock in settlement of his or her vested Award Units under the Marten Transport, Ltd. Deferred Compensation Plan, as such plan may be amended from time to time, or any similar successor plan, Grantee will receive shares of Common Stock in accordance with the Grantee’s deferral election.

ARTICLE 4.      RIGHTS AS A STOCKHOLDER.

The Grantee will have no rights as a stockholder, including the right to receive dividends, with respect to any of the Award Units until the Award Units are settled in shares of Common Stock after vesting, and such shares of Common Stock are issued to the Grantee or credited to the Marten Transport, Ltd. Deferred Compensation Plan.

ARTICLE 5.      NONTRANSFERABILITY.

Neither this Award nor the Award Units acquired upon vesting may be transferred by the Grantee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise, except as provided in the Plan.  Any attempt to transfer or encumber this Award or the Award Units acquired upon vesting other than in accordance with this Agreement and the Plan will be null and void and will void this Award.

ARTICLE 6.      EMPLOYMENT OR OTHER SERVICE.

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.

ARTICLE 7.      WITHHOLDING TAXES.

7.1           General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Grantee (or from other amounts which may be due and owing to the Grantee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the granting, vesting, and settlement of this Award or otherwise incurred with respect to this Award, (b) withhold shares of Common Stock from the shares issued or otherwise issuable to the Grantee in connection with this Award, provided such action does not cause the Incentive Award to become subject to the requirements of Section 409A of the Code or (c) require the Grantee promptly to remit the amount of such withholding to the Company before the Settlement Date.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee must promptly pay the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.2           Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Grantee to satisfy, in whole or in part, any withholding or tax obligation as described in Section 7.1 above by electing to tender, or by attestation as to ownership of, Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee.  For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value.

ARTICLE 8.      PERFORMANCE-BASED COMPENSATION.

Any payment of Common Stock received for the vested Award Units is intended to be exempt from the provisions of 162(m) of the Internal Revenue Code as “performance-based” compensation, and no action will be taken which would cause such payment to fail to satisfy the requirements of such exemption.

ARTICLE 9.      SUBJECT TO PLAN.

9.1           Terms of Plan Prevail.  The Award and the Award Units granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision in this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

9.2           Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan.

ARTICLE 10.      MISCELLANEOUS.

10.1         Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

10.2         Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Wisconsin without regard to conflicts of law provisions.

10.3         Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the granting, vesting, and settlement of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the granting, vesting, and settlement of this Award and the administration of the Plan.

10.4         Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

10.5         Captions.  The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.

10.6         Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

The parties to this Agreement have executed this Performance Unit Award Agreement effective the day and year first above written.

MARTEN TRANSPORT, LTD.

By:

Its:

GRANTEE

EXHIBIT A

Example (for illustrative purposes only):  For this example, please make the following assumptions: the first Measurement Date began on December 31, 2010, the Award grant was for 1,000 Award Units, and the Grantee was continuously employed by the Company.  In this example, the Company will provide the Grantee directly with 450 shares of Common Stock and will credit 450 shares of Common Stock to the Grantee’s Discretionary Account under the Marten Transport, Ltd. Deferred Compensation Plan for a total of 900 shares of Common Stock.  Vested Award Units will be paid in shares of Common Stock or credited to the Deferred Compensation Plan by the March 15 immediately following the Measurement Date.

Year	Diluted EPS	Diluted EPS Change Year over Year	Performance Vesting Percentage	Service Vesting Percentage	Total Vesting Percentage	Vested Award Units
Base Year
December 31, 2009	$1.00	N/A	N/A	N/A	N/A	N/A
Vesting Years
December 31, 2010	$1.20	20%	20%	5%	25%	250
December 31, 2011	$1.20	0%	0%	5%	5%	50
December 31, 2012	$1.00	(16%)	0%	5%	5%	50
December 31, 2013	$1.20	20%	20%	5%	25%	250
December 31, 2014	$1.50	25%	25%	5%	30%	300
	Total:	49%*	65%	25%	90%	900

*Cumulative change from Base Year.